Exhibit 10.2

PROMISSORY NOTE

DATE:	April 8, 2015
BORROWER(S):	CenterState Banks, Inc. 42745 U.S. Highway 27 Davenport, Florida 33837
LENDER:	NexBank SSB 2515 McKinney Avenue, Suite 1100 Dallas, Texas 75201
PRINCIPAL AMOUNT:

Promise to Pay.  For value received, Borrower promises to pay to Lender the sum of up to the Principal Amount, to the extent advanced by Lender, or, if less, the unpaid principal amount of the Loan, and interest from the date hereof on the balance of principal from time to time outstanding, in United States currency, at the rates and at the times hereinafter described.

Loan Agreement. This Note is issued by Borrower pursuant to that certain Loan Agreement of even date herewith (the “Loan Agreement”) entered into between Lender and Borrower. This Note evidences the Loan (as defined in the Loan Agreement). Payment of principal and interest on this Note is governed by the Loan Agreement, the terms of which are incorporated herein by express reference as if fully set forth herein. If any conflict or inconsistency exists between this Note and the Loan Agreement, the Loan Agreement shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

ARTICLE I - PAYMENT TERMS

1.01Principal and Interest.  Shall mean (a) a disbursement by Lender of any of the proceeds of the Loan to or for the benefit of the Borrower; and (b) funds that Lender advances or indebtedness Lender incurs in exercising its rights.

a.

The maximum aggregate amount of this Note shall not exceed the Principal Amount.  All unpaid principal, accrued and unpaid interest and any other sums due under this Note shall be due and payable in full on April 1, 2018, the Maturity Date.

b.

Subject to Section c below, the unpaid principal amount of this Note shall bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable. Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.  At the election of Payee, the Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

c.

All accrued but unpaid interest on the outstanding principal balance of this Note shall be due and payable on the first day of each January, April, July, and October beginning on July 1, 2015, and continuing on each Payment Date thereafter through and including the Maturity Date.  The outstanding principal balance of this Note and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise.  All payments (whether of principal or of interest) shall be deemed credited to Maker’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day

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1.02Maximum Lawful Rate. It is the intent of Maker and Payee to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Note and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law. If Payee shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the highest lawful interest rate permitted under applicable law, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan and not to the payment of interest, or refunded to the Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the maximum permitted by applicable law. As used in this Section, the term "applicable law" shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

1.03Monthly Payments and Prepayments.  All payments on account of the indebtedness evidenced by this Note shall be made to Payee not later than 2:00 p.m. Dallas, Texas time on the day when due in lawful money of the United States and shall be first applied to late charges, costs of collection or enforcement and other similar amounts due, if any, under this Note and any of the other Loan Documents, then to interest due and payable hereunder and the remainder to principal due and payable hereunder. Maker shall have the right to make prepayments of the Loan at any time, in whole or in part, without being required to pay any prepayment penalty or premium in accordance with the provisions of the Loan Agreement.  No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment.

1.04Maturity Date.   The indebtedness evidenced hereby shall mature on the Maturity Date, or as accelerated under the terms of the Loan Agreement. On the Maturity Date, the entire outstanding principal balance hereof, together with accrued and unpaid interest and all other sums evidenced by this Note, shall, if not sooner paid, become due and payable.

ARTICLE II – GENERAL PROVISIONS

2.01In the event (i) the principal balance hereof is not paid within 10 days of when due whether by acceleration or upon the Maturity Date or (ii) an Event of Default exists, then the principal balance hereof shall, at the election of Payee, bear interest from and after such date at the Default Rate. In addition, for any required payment which is not made by the tenth (10th) day following the due date thereof, a late charge equal to the Default Rate on such late payment shall be due and payable to the holder of this Note on demand to cover the extra expense involved in handling delinquent payments.

2.02Maker agrees that the obligation evidenced by this Note is an exempt transaction under the Truth-in-Lending Act, 15 U.S.C. § 1601, et seq.

2.03This Note and all provisions hereof shall be binding upon Maker and all persons claiming under or through Maker, and shall inure to the benefit of Payee, together with its successors and assigns, including each owner and holder from time to time of this Note.

2.04Time is of the essence as to all dates set forth herein.

2.05To the fullest extent permitted by  applicable law, Maker agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Payee; and Maker consents to any indulgences and all extensions of time,

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renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any makers, endorsers, guarantors, or sureties, all whether primarily or secondarily liable, without notice to Maker and without affecting its liability hereunder.

2.06To the fullest extent permitted by applicable Law, Maker hereby waives and renounces for itself, its successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by this Note.

2.07If this Note is placed in the hands of attorneys for collection or is collected through any  legal proceedings, Maker promises and agrees to pay, in addition to the principal, interest and other sums due and  payable hereon,  all costs  of collecting or attempting to collect this Note, including all reasonable attorneys’ fees and disbursements.

2.08To the fullest extent permitted by applicable law, all parties now or hereafter liable with respect to this Note, whether Maker, principal, surety, guarantor, endorsee or otherwise hereby severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest.  No failure to accelerate the indebtedness evidenced hereby, acceptance of a past due payment following the expiration of any cure period provided by this Note, any Loan Document or applicable law, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note, or (ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State.   Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

2.09THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

2.10THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows]

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BORROWER(S):

Center State Banks, Inc.

/s/ Stephen D. Young
Stephen D. Young, Corporate Treasurer

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